Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Vaxart, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	13,800,000(1)	$1.665(2)	$22,977,000(1)(2)	0.00011020	$2,533
Total Offering Amounts					$22,977,000		$2,533
Total Fee Offsets							$0
Net Fee Due							$2,533

(1)

Consists of shares of Vaxart, Inc.’s (the “Registrant”) common stock, par value $0.0001 (“Common Stock”), not previously registered, consisting of (1) 12,000,000 shares of Common Stock that are issuable at any time or from time to time under the Registrant’s 2019 Equity Incentive Plan (as amended to date, the “Incentive Plan”), and (2) 1,800,000 shares of Common Stock that are issuable at any time or from time to time under the Registrant’s 2022 Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Incentive Plan or the ESPP by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.665 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on October 19, 2022.